Exhibit 2.1

AMENDMENT TO BINDING OFFER TO PURCHASE

May 10, 2022

Michael Galloro & Brian Meadows

Simply Better Brands Corp.

206 – 595 Howe Street

Vancouver, BC V6C 2T5

Dear Sirs:

Re:         Amendment to that certain Binding Offer to Purchase dated April 16, 2022 (the “Letter Agreement”) by and between Simply Better Brands Corp. (“SBBC”) and Jones Soda Co. (“JSC”).

This letter (this “Amendment to Letter Agreement”) amends the Letter Agreement and the terms of the proposed business combination between SBBC and JSC pursuant thereto. Capitalized terms defined in the Letter Agreement and used, but not defined differently in this Amendment to Letter Agreement, have the same meanings here as there.

1. Due Diligence. The third paragraph of Section 8 of the Letter Agreement titled “Due Diligence” shall be amended and restated entirely to read as follows:

Each of JSC and SBBC will have until May 31, 2022 (“Due Diligence Period”) to complete its Due Diligence Investigation and receive acceptable tax analysis as well as satisfying itself with respect to same (hereinafter, “Due Diligence Condition”). In the event that such party fails to notify the other in writing (“Due Diligence Waiver Notice”) that it has satisfied the Due Diligence Condition on or before the expiry of the Due Diligence Period and the parties have not agreed in writing on an extension of the Due Diligence Period, then this Letter will be at an end and of no further effect.

Except as otherwise provided in this Amendment to Letter Agreement, the provisions of the Letter Agreement shall continue in full force and effect on and after the date of this Amendment to Letter Agreement. This Amendment to Letter Agreement may be executed in any number of counterparts, including by facsimile or .PDF, each of which shall be an original, but all of which together shall constitute one instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

Remainder of this page is intentionally blank; signature page follow.Please confirm our mutual agreement as set forth herein and acknowledge receipt of this Amendment to Letter Agreement by executing the enclosed copy of this letter and returning a copy to JSC.

Dated as of the date first above written.

Very truly yours,

/s/ Mark Murray
Mark Murray

President & Chief Executive Officer

AGREED TO AND ACCEPTED BY:

SIMPLY BETTER BRANDS CORP.

/s/ Brian Meadows_______________________
Brian Meadows

/s/ Michael Galloro_______________________
Michael Galloro